Bank of America(logo)
                                               100 North Tryon Street
                                               Charlotte, NC 28255

                                               Tel 704.386.5000

Pricing Supplement No. 0227 Dated June 25, 1999       Rule 424(b)(2)
(To Prospectus dated May 21, 1998 and                 File number: 333-51367
Prospectus Supplement dated November 16, 1998)

Senior Medium-Term Notes, Series H
Due Nine Months or More From Date of Issue

Principal Amount:                                  $  19,940,000.00
Issue Price:                       100.0000%       $  19,940,000.00
Commission or Discount:              1.0000%       $     199,400.00
Proceeds to Company:                99.0000%       $  19,740,600.00

Agent:                   PaineWebber Incorporated, as Principal(1)

Original Issue Date:     June 30, 1999
Stated Maturity Date:    June 30, 2039

Cusip #:                 06050M-AB-3

Form:                    Book-entry only

Interest Rate:           Floating

Daycount Convention:     Actual/360

Base rate:               LIBOR Telerate Page 3750

Index maturity:          30 days

Spread:                  -5.0 bps

Initial Interest Rate:   5.16%

Interest Reset Period:   Monthly, commencing on June 30, 1999

Interest Reset Dates:    30th of each month

Interest Determination
  Date:                  Two London Banking Days preceding the Reset Date

Interest Payment Dates:  30th of March, June, September, and December,
                         commencing September 30, 1999

Minimum Denomination:    $100,000.00

May the Notes be redeemed by the Corporation prior
 to maturity?                                          No

May the notes be repaid prior to maturity at the option of the
 holder?                                               Yes (See below)

The notes will be subject to repayment at the option of the holder on the following repayment dates and following prices, plus accrued interest thereon, if any, upon at least 30 calendar days prior notice to the Company and Trustee.

                Repayment Date                 Price
               ----------------               --------
                 June 30, 2009                 99.00%
                 June 30, 2012                 99.50%
                 June 30, 2015                 99.75%
                 June 30, 2018 and on each
                 third anniversary thereafter
                 to maturity                  100.00%



Discount Note?                                           No



(1): Notes purchased by the Agent as principal may be resold to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by PaineWebber Incorporated.